Exhibit 99.1

P.O. Box BW ● Hagåtña, Guam 96932	Tel: (671) 472-5271

March 2, 2018

BankGuam Holding Company

Declares 1st Quarter Dividends

BankGuam Holding Company (BKGMF), announced that its Board of Directors declared a quarterly cash dividend of $0.10 per share for the holders of its common stock and a dividend payment to the holders of the Company’s 5.5% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series A, at its Board’s regular meeting held on Monday, February 26, 2018. The dividends will be paid on March 30, 2018, to shareholders of record as of March 15, 2018.

CONTACT:	BankGuam Holding Company
William D. Leon Guerrero, EVP and COO
(671) 472-5273